UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2011

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Officer Promotion

On July 22, 2011, PPL Corporation (“PPL” or the “Company”) issued a press release announcing that the Board of Directors of PPL had promoted William H. Spence to President of the Company, effective on that date.  A copy of the press release announcing Mr. Spence’s promotion is filed as Exhibit 99.1 to this Report and incorporated herein by reference.

In connection with Mr. Spence’s promotion, his base salary was increased from $734,600 to $820,000.  As a result, the target amount of Mr. Spence’s annual cash incentive award increased by $81,130.  The target amount of Mr. Spence’s annual cash incentive award is determined as a percentage of his base salary.  That percentage in Mr. Spence’s case is 95%, which is unchanged from the percentage applied prior to his promotion.  With respect to the equity-based portion of Mr. Spence’s compensation, the percentage of annual base salary used to establish Mr. Spence’s target awards was increased from 250% to 275%, which will correspond to an increase in the aggregate amount of Mr. Spence’s target equity-based incentive compensation of $418,500 which will first be reflected in target equity-based incentives awarded beginning for the 2012 performance period.  Payment of all incentive awards is subject to achievement of the performance goals established by the Compensation, Governance and Nominating Committee (“CGNC”) of the Company’s Board of Directors, as determined annually by the CGNC.  As a result of Mr. Spence’s promotion, for the 2011 performance period, Mr. Spence received pro rated increases in his equity-based incentive compensation of 9,320 ($41,000) in options to purchase shares of the Company’s common stock and an award of 730 ($20,500) performance units, in each case based on the closing price of the Company’s common stock on July 22, 2011.  The terms of the stock options and performance units granted to Mr. Spence are as described in the Company’s proxy statement for its May 18, 2011 Annual Meeting.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	July 22, 2011 press release announcing the promotion of William H. Spence to President of PPL Corporation effective July 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Vincent Sorgi
Vincent Sorgi Vice President and Controller

Dated:  July 27, 2011